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                                                                    EXHIBIT 99.2



                          SANDERSON FARMS, INCORPORATED

                            MODERATOR: JOE SANDERSON
                                  MAY 24, 2005
                                   10:00 AM CT


Operator:         Good day everyone and welcome to the Sanderson Farms
                  Incorporated Conference Call. Today's call is being recorded.

                  At this time for opening remarks and introductions I would like to turn the call over to the Chairman and Chief Executive Officer, Mr. Joe Sanderson. Please go ahead sir.

Joe Sanderson:    Thank you. Good morning and thank you for joining us today.
                  I would like to welcome you Sanderson Farms Second Quarter
                  Conference Call with shareholders, analysts, and investors.

                  With me on the call today are Lampkin Butts, our President and Chief Operating Officer, and Mike Cockrell, Chief Financial Officer of Sanderson Farms. The purpose of this call is to review financial results and operating trends reflected during the second fiscal quarter and six months ended April 30, 2005.

                  We issued a news release this morning announcing net earnings of $26 1/2 million -- or $1.32 per fully diluted share -- for our second fiscal quarter of



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                  2005. For the first half of fiscal 2005 we have earned $36.6 million -- or $1.82 per fully diluted share.

                  Each of you should have received a copy of the release and accompanying financial summary. I will begin the call with some brief comments about general market conditions and the company's operations. I will then ask Lampkin to give you an update on our Georgia project and the recently announced expansion at our Collins, Mississippi facility.

                  Lampkin will then turn the call over to Mike for a more detailed account of the financial results. Before we make any further comments I would like to ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell:    Thank you Joe and good morning to everyone. Before we begin the call this morning I need to caution you that the call will contain forward-looking statements about the business, financial condition and prospects of the company.

                  All forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by and information currently available to management.

                  The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties that are described in item seven of our most recent annual report on form 10K and in management's discussion and analysis of financial conditions and results of operations found in item 2 of part one of the



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                  company's quarterly report on form 10Q -- which was filed this morning with the SEC for our second fiscal quarter ended April 30, 2005.

Joe Sanderson:    Thank you Mike. Our financial and operating results for the first half of the year marked a strong start for fiscal 2005.
                  And we are pleased with our results. While overall market prices for chicken were down during the first half of the year grain costs were also lower and the company's operations continued to run well.

                  With the exception of the Georgia dock market prices for all poultry products were lower during the first half of the year compared to the first six months of last year. The average Georgia dock price for whole birds during the first half of the year was 4 1/4% higher than last year's first six months.

                  However parts prices were down across the board for the first half of the year contributing to a 4 3/4 cent per pound decline in the company's average sales price for poultry products.

                  Bulk leg quarter average prices decreased 6.4% for the second quarter and 3.3% for the first six months of the year compared to last year's second quarter and first six months. However the market for leg quarters showed considerable strength during the end of the second quarter reflecting strong export demand. This strength is reflected in the current market price for bulk leg quarters of 38 cents per pound.

                  Wing prices during our first six months averaged $1.05 per pound -- down 5.6% from the average of $1.11 during the first six months of last year. Wings currently trade for 84 cents per pound. And this year have followed their historical pattern of strong demand through the first calendar quarter and falling thereafter.


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                  Demand and prices for wings generally pick up again in the fall. Boneless breast meat average prices during our second quarter were also lower decreasing 24.6% when compared with the second quarter a year ago, and have decreased 18.6% for the first six months of the year compared to last year.

                  The above average market price for chicken is a result of continued strong demand for chicken products in the United States. Furthermore estimates for growth in the domestic supply of chicken continue to call for modest growth.

                  These estimates are consistent with trends in breeder stock placements and egg sets. For the last six months -- for example - pullet placements have been right at 100% of the prior year -- which indicates to us there is no significant new production coming online in the next few months.

                  The USDA now expects domestic chicken production during calendar 2005 to be 3.1% higher than during calendar 2004. And the USDA's first prediction for 2006 reflects a 3.3% increase over 2005 production. On the other hand export volume during the first calendar quarter of the year was strong -- increasing 16 1/4% in volume and 10% in value.

                  While chicken prices on the whole were lower during our second quarter compared with last year's second quarter and during the first half of the year compared to the same period last year the same can be said about feed grain prices. Market prices for corn during our first six months were down 21% when compared to the first half of last year.

                  Soybean meal market prices for the first six months of this year were also lower than the same period a year ago dropping 32.9%. As we reported on our


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                  first quarter call the company experienced higher grain cost through the first fiscal quarter as the higher priced grain purchased during last year's fourth quarter worked it's way through our cost of goods sold.

                  As we reported on our first quarter call we expect corn and soybean meal prices to be lower overall during fiscal 2005 than fiscal 2004. The USDA reports that planting progress for both corn and soybeans is good. Based on current and projected prices of corn and soybean meal and based on the price of that portion of our needs we have already priced through the end of this fiscal year.

                  We continue to believe we will save between $60 and $65 million in grain costs for the fiscal year. In addition to favorable market conditions during the first six months of the year we are pleased to report that our operating performance also continue to be strong.

                  Both our processing division and our live grow out continue to compete very well in the industry, and our marketing and product mix continues to be an advantage for us. While we continue to operate at the top of the industry we have opportunities in all areas of our business that we will continue to work to capture.

                  We will continue to look for ways to improve our operation and ways to increase value for our shareholders. At this point I'd like to turn the call over the Lampkin Butts, President and Chief Operating Officer, to discuss our current expansion into Georgia and the conversion project at our Collins facility.

Lampkin Butts:    Thank you Joe. As Joe said our operations continued to perform well during the first half of fiscal 2005. We are not only proud of our financial


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                  performance during the first half of the year but are also proud of our operations and of the people responsible for managing and operating our assets.

                  Our Georgia complex continues to progress on schedule. We have currently targeted August 22, 2005 to begin processing birds in Georgia, and we expect to set eggs in our Georgia hatchery on June 13, 2005.

                  We currently have five blocks of pullets and one flock of hens on the ground and doing well. In addition to the Georgia facility we announced two weeks ago that our Board of Directors has approved an expansion project for our Collins, Mississippi facility.

                  The Collins facility currently processes 1.1 million head of chickens per week, six hundred and twenty five thousand of those being dedicated to the chill pack retail market and 475,000 of those birds being processed for the big bird deboning market.

                  We currently run retail product on the day shift and big bird deboning on the nightshift. The expansion project announced two weeks ago will convert the Collins, Mississippi plant to all big bird deboning, and will add 150,000 head per week capacity to the night shift, bringing the Collins, Mississippi plant to full capacity.

                  When the conversion project is finished in July 2006 the plant will be processing 1.2 million head per week for the big bird deboning market. The conversion in Collins will involve a net capital budget of approximately $20 million. $6.5 million of that being spent during fiscal 2005. The $20 million capital budget involves cash outlays of 24 million less four million saved on the transfer of certain equipment to our new Georgia plant. This money will


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                  be spent to expand our existing hatchery in Collins, retrofit certain equipment in the processing plant, and build a new feed mill.

                  The conversion of the Collins plant will be timed to dovetail with the opening of the new Georgia facility. Much of the chill pack product currently produced on the day shift at Collins is being shipped to customers who will be better served out of our new Georgia facility.

                  Accordingly as the Georgia facility comes online we will shift those customers to the Georgia facility allowing us to take as much as a full day off the travel time to serve our Southeast customers and allowing Georgia the luxury of starting operations with a full shift of established customers.

                  Furthermore this conversion will allow us to sell our new product into two market segments instead of one -- which should allow us to sell the new production more efficiently. During our third quarter we will begin shipping two new retail customers on the East Coast who will become part of the mix at the Georgia plant.

                  And as I mentioned earlier approximately $4 million in equipment at the Collins facility will be transferred to the Georgia processing plant. The conversion at Collins will also maintain the company's balance between market segments. Currently the company maintains a favorable mix between the retail market segment and the big bird deboning segment processing approximate 50% of its pounds in each market segment.

                  Following the conversion of the Collins facility and the opening of the Georgia plant we will maintain this mix. Finally the conversion at Collins will achieve certain efficiencies at the plant by having uniform products produced on both the day and night shifts.


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                  We will update you on the progress of both the Collins
                  conversion and the Georgia facility during our third quarter call in August. I'm also pleased with our sales and marketing efforts in the fresh chicken markets through the first half of the year.

                  I'm very proud of all our employees and independent contract producers who have dedicated themselves to both expansion projects and to the idea that we will continue to grow this company for the benefit of its shareholders.

                  I would now like to turn the call over to Mike who will give you more detail on the financial performance of the company during the first half of the year.

Mike Cockrell:    Thank you Lampkin and good morning again. As Joe said we are very pleased with our financial performance during the first half of the year. Net sales for the first six months totaled
                  492.5 million compared to 499.2 million for the same six months during fiscal 2004.

                  For the quarter net sales totaled 259.2 million, and that compares to 272.7 million for the second quarter last year. The decrease in net sales reflects the decrease in market prices of chicken described by Joe, and that decrease was offset by an increase in the pounds of poultry products sold through the first half of the year of 7.2%

                  The $1.32 per share earned during the quarter compares to $1.67 earned from operations during last year's second quarter. Our cost of sales for the three months ended April 30 as compared to the same three months during fiscal 2004 decreased 1.7%.


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                  The decrease is a result of the decrease in the cost of feed grains offset by an increase in pounds of poultry products sold during the second quarter this year compared to the same quarter a year ago of 7% - 7.7%. The company's cost for corn and soybean meal were down 25.4% and 33.6% respectively for the three months ended April 30 when compared to the same three months a year ago.

                  For the first six months for the fiscal year cost of sales increased 4.2% compared to the first half a year ago, again the result of an increase in pounds of poultry product sold. SG&A expenses for the first half of 2005 were up $3.9 million compared to fiscal 2004.

                  This increase is primarily the result of higher accruals associated with the new advertising and market initiatives that we started during last year and the administrative costs associated with the start up in Georgia.

                  At the end of our second quarter our balance sheet reflected shareholders equity of $313.2 million and net working capital of $136.6 million. The current ratio was 3.2 to one. Our debt totaled $15.2 million and our debt to cap ratio was 4.6% at April 30, 2005.

                  As of today we have just over $70 million in cash on our balance sheet resulting in a net debt of less than zero and a net debt to cap ratio of a negative amount. We spent $59.7 million on capital expenditures during the first half of the fiscal year of our total annual capital budget of $132.2 million.

                  We also spent $4 million on dividends reflecting our higher dividend rate of 10 cents per share per quarter. During fiscal 2005 we expect to spend approximately 43.7 million on planned capital projects other than the Georgia


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                  and Collins projects -- which amount includes $7.2 million in vehicle leases and operate - and $13 million on our new corporate general office.

                  Our depreciation and amortization during the first six months of the year total $12.6 million, and we expect approximately $26 million for fiscal 2005.

                  As we have previously announced, we budgeted $88 million for the Georgia facility to be spent this fiscal year, and we have a net capital budget for the Collins project described by Lampkin of 20 million -- of which we expect to spend 6.5 million during the current fiscal year.

                  As Joe mentioned earlier we remain encouraged by market conditions and demand trends, and we look forward to the second half of this fiscal year. We will now open up the call for questions and answers.

Operator:         Thank you. The question and answer session will be conducted electronically. If you would like to ask a question please do so by pressing the star key followed by the digit 1 on your touchtone telephone. And if you're using a speakerphone please be sure your mute function has been turned off to allow your signal to reach our equipment.

                  Once again that is star 1 if you would like to ask a question. We'll go to (John Emridge) of (Iron Works Capital).

(John Emridge):   Hi thank you. Two unrelated questions. I'll ask them
                  separately. Of the 60 to 65 million in savings in grain costs this fiscal year how much did you all recognize in this current quarter just reported?

Man:              Twenty million dollars roughly. Oh in the quarter?


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(John Emridge):   Yeah.

Joe Sanderson:    We did - in the first six months of the year the - our savings were $20 million versus the six months a year ago. I don't have it broken down by quarter.

Mike Cockrell:    It was mostly of course (John) as we mentioned in the second quarter during the first quarter -- as we talked about on the last call -- the call as we were still recognizing in our cost of sales the higher priced grain purchased during last year's fourth quarter...

(John Emridge):   Right.

Mike Cockrell:    Again most of that 20 -- and I don't have it broken down by quarters in front of me. I'm sorry for that.

(John Emridge):   No that's okay. It sounds like order of magnitude my guess -
                  in my model I plugged in 15 out of 20. And in the April quarter it doesn't sound too far off.

Mike Cockrell:    Sounds very reasonable.

Joe Sanderson:    That would be - that'd be very close.

(John Emridge):   Very reasonable. Okay. And the CAPEX budget I'm trying - 132 for this year. Obviously a lot of extraordinary things going on. Have you - order of magnitude fiscal '06 it sounds like you've got - you said 43.7 million of planned capital projects other than the expansions.

                  There might be some non-recurring things in there as well like the headquarters. But then you've got 16 or so of the - or 14 or so of Collins


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                  falling into next year. So is 40 to 50 million in CAPEX for fiscal '06 even close to what you all are looking at?

Man:              It's a little high (unintelligible).

Lampkin Butts:    (Use a) $25 million normal budget. Add the balance of the
                  general office.

(John Emridge):   Which is how much?

Man:              It's six.

(John Emridge):   Six.

Man:              Next year.

Man:              And then add 14 for Collins.

(John Emridge):   Collins.

Mike Cockrell:    You've got 45. Well you were close. Yeah 45 or so.

(John Emridge):   Forty five.

Mike Cockrell:    But we haven't announced that. And of course we'll be looking at next year's capital budget. We generally do that and go through that process in August.

(John Emridge):   Yeah. I was - again. I was just trying to get order of
                  magnitude since there's a little bit of volatility in that line item this year. And lastly the feed costs are flowing through just as projected. What -- and I apologize. I'm new to this story. I'm a general so I don't your industry real well.


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                  But how far out can you kind of lock in these savings? Do you have any confidence in the ability to keep those savings going into the next fiscal year? Because you buy forward or anything like that?

Joe Sanderson:    We do buy forward. It would be a bit unusual to buy next
                  year's crop this early.

(John Emridge):   Okay.

Joe Sanderson:    We don't - we do not use derivatives. We buy the basis from market suppliers. And they like to get a bit more vision on the crop before they would sell it to us. But sometime this summer -- typically we start in July and August -- looking at next year. And their time will fit with ours. We would look at a substantial portion of next year typically in July and August.

(John Emridge):   Okay. Perfect. Thank you very much.

Joe Sanderson:    Yes sir. Thank you.

Operator:         We'll go next to (Christine McKracken) of (SPN Mid-west).

(Christine McKracken): Good morning.

Joe Sanderson:    Good morning.

Man:              Morning (Christine).

Man:              Morning (Christine).


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(Christine McKracken): Wondering, you know, I've been noticing breast meat prices haven't really been strengthening as much as I guess normal. Not comparing it to last year -- which I view as something of an anomaly. But it seems like they're even a little weaker than we normally see this part of the year. Wondering if you could point to anything that you think might be an issue.

Lampkin Butts:    (Christine) this is Lampkin Butts. We - as you said last year was a very unusual year. As you look back at '02 and '03 boneless breast in May was $1.47 to $1.66. And trended up
                  $1.50 - got as high as $1.50 in '02 and $1.85 in '03. But
                  we're - as you said -- we're a little bit below that right now.

                  And we really - I'll be the first to tell you. We don't know. I mean we don't ever know about that market. But the - what we do see is maybe 3% more supply. Export market's taking a good bit of that production. And we still think - we still have reason to believe that this should be a normal summer.

(Christine McKracken): So are you seeing anything on the food service side from the perspective? And realizing that possibly it's maybe not your primary market. But are you seeing any trading down from kind of the casual dinning in mid-tier to quick service? Could that be affecting the breast meat markets at all or?

Joe Sanderson:    We don't - what we can say about the food service market the portion we serve -- and it's not so much fast food as is casual dinning. But the demand there is average. It is not robust. And we do not have a lot of indicators that it's going
                  - indication that it's going to get robust.

                  It's not bad. It's not fallen off. It's just not real strong. I don't know about fast food.


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(Christine McKracken): Right. All right. And then just in terms of Georgia.
                  I assume since you're sticking kind of with your fall opening plan wondering you - it sounds like you have a majority of your growers in place. Is that a fair assumption at this point?

Joe Sanderson:    Yes absolutely.

(Christine McKracken): And day one - I guess we talked a little bit last quarter about kind of the ramp up at that facility. What are you anticipating kind of day one? And then kind of on the timing of that given the fact that you're shifting some of your production over? Kind of what can we expect in terms of volumes through that Georgia plant kind of through '06?

Joe Sanderson:    Through '06?

(Christine McKracken): Yes.

Lampkin Butts:    (Christine) we project to begin operations there August 22.
                  And the first couple of weeks will be real light. But by the end of the year - by the end of December we should be - we should have that plant up to...

Man:              Fifty percent capacity. Six hundred thousand head a week.

Lampkin Butts:    Three twenty five - first we'll get up to 325. And then by
                  Christmas hopefully up to 600,000 head per week. And then we'll ramp up and be up to 1.2 million by...

Joe Sanderson:    Fourth quarter.

Lampkin Butts:    Fourth quarter of (unintelligible).


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Joe Sanderson:    Maybe by July. But.

(Christine McKracken): All right. That helps a lot. And then just in terms of your Collins facility - in terms of the conversion there. You know, you're shifting some of your mix at that facility. I'm wondering have you got that product already sold? Or are you in the process of selling kind of that new mix of products? How does that work?

Joe Sanderson:    Well we're selling every day. I mean we sell into both
                  segments every day. We're continuously looking for new business. One shift at Collins is already sold. So just as we're in the process of selling the new chill pack mix we're also selling the big bird deboning.

(Christine McKracken): So you're not worried at all about kind of this new production coming on the market finding a home for that at all?

Joe Sanderson:    No. We - instead of - our decision was instead of having a million - 250,000 head of chill pack birds to go out and sell we're going to have 600,000 head of big bird deboning birds to sell and 600,000 roughly chill pack birds to sell. And it'll keep our corporate product mix inline. And it'll improve the operation of the Collins plant.

                  We'll have to sell basically a day shift of the Collins plant -- breast, wings, tenders, and dark meat. And we've - we think we can do that and do it fairly rapidly.

(Christine McKracken): Good stuff. Thanks a lot.

Joe Sanderson:    Thank you.


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Operator:         We'll go next to (Greer Toben) of (Stevens Inc.).

(Greer Toben):    Good morning.

Man:              Good morning (Greer).

Mike Cockrell:    Good morning.

(Greer Toben):    Was wondering if you could break down the percent in change in volume for the quarter between number of birds and lively if possible?

Mike Cockrell:    Yeah if you'll give me a minute I can tell you that. Okay I'm sorry. The - for the - are you asking for the quarter or (unintelligible)?

(Greer Toben):    For the quarter.

Mike Cockrell:    Oh. For the quarter actually the net head sold decreased
                  slightly. Just very, very marginally. It remained almost constant. So it was almost all live weight during the quarter.
                  For the first half of the year the head process were up 2 1/2% and live weights up just under 2%.

(Greer Toben):    Thank you very much.

Joe Sanderson:    Thank you.

Operator:         Again that is star 1 if you'd like to pose a question. We'll go to (John Emridge) of (Iron Works Capital).


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(John Emridge):   Quick follow up. Thank you. The - if I understand correctly the difference between Georgia and Collins in terms of return on investment is Georgia is an expansion of capacity and Collins is shifting what you're producing in that facility. Is that correct?

Joe Sanderson:    Yes. Shift in that facility - the dayshift birds from a chill pack bird to the big deboning.

(John Emridge):   Big bone. Right.

Joe Sanderson:    But we also will be adding 150,000 per week to the night
                  shift.

(John Emridge):   Okay.

Joe Sanderson:    Will fill up the capacity there.

(John Emridge):   What does Collins kind of represent right now -- do you think
                  -- of your overall production as a percentage?

Joe Sanderson:    We're just over a million head out of...

Lampkin Butts:    Twenty percent.

Joe Sanderson:    Yeah twenty percent.

(John Emridge):   Okay. And typically when you go from chill pack to the big bird deboning what's the -- kind of -- gain in margin that you would see in the market as it stands today. Obviously anything could change. But...


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Lampkin Butts:    Historically the margin per head on big bird deboning is - on margin per head basis is 50% higher on big bird deboning than it is tri-pack.

(John Emridge):   Great. And then lastly Georgia represents what kind of
                  incremental capacity for you all in terms of production?

Mike Cockrell:    It's right out of - between a 22 and 23% increase.

(John Emridge):   Twenty two to 23% increase.

Mike Cockrell:    And as we said in response to (Christine's) question that'll be phased in fairly evenly every month beginning in August through about this time next year. A little bit later than this time next year.

(John Emridge):   And all of that production is the higher margin product?

Mike Cockrell:    No.

(John Emridge):   No.

Mike Cockrell:    The Georgia facility is retail. And then we will be shifting though some of that capacity to George -- as Lampkin described
                  -- will be a shift from Collins to Georgia. The day shift at Collins now is processing that retail product.

(John Emridge):   Got you.

Mike Cockrell:    So okay.

(John Emridge):   Okay. Georgia. Thank you very much.


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Mike Cockrell:    Sure.

Operator:         We'll go next to (John Rosenberg) of (Geneva Capital Markets).

(John Rosenberg): Yes good morning. How are you?

Man:              Good morning.

Man:              Good morning.

(John Rosenberg): I just had a question pertaining to your SG&A cost. A little bit more detail. Mike described - you described in your commentary how it picked up a bit. Some of that was higher accruals advertising and marketing. And some of it was the admin costs for Georgia.

                  I was just wondering are you - you're expensing some of the start up costs for Georgia. Are we to model in that some of that will remain flat? In other words some of that increase will remain on an absolute basis going forward for running the Georgia plant as it comes online? Or is that all...

Joe Sanderson:    Oh no. that'll come out of SG&A and go into...

Mike Cockrell:    Go into plant cost. Right now we're not selling any product out of the plant (unintelligible) until August, you know, the latter part of August. And so right now all of the salaries and the cost of Georgia are going into SG&A. But once the plant's operated no. That will shift over and go in...

(John Rosenberg): (Unintelligible).

Mike Cockrell:    (Unintelligible). That's correct.


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(John Rosenberg): Okay. Thank you very much.

Joe Sanderson:    Sure.

Operator:         We'll go next to (Christine McKracken) of (FGN Midwest).

(Christine McKracken): Yeah just to touch on export markets briefly since that's, you know, been in the news lately. Wondering, you know, leg prices - or leg quarter prices are awfully high. Seems like export demand has been very strong. Wondering if you have any outlook there relative to some of the recent headlines around Russia? It seems like we're getting a broader base of exports. Maybe you can comment on that.

Lampkin Butts:    (Christine) as you said exports are strong. And it's
                  encouraging to us that even though Russia is pulling very well and right on target for their quota the increase in exports is not showing up in Russia. It's showing up in other markets.
                  It's showing up in Mexico and Cuba and China. And so the demand is good across the board.

                  Based on what we see it looks like that's going to continue through the summer.

(Christine McKracken): And as you expand production you - presumably you'll have more product for export. Are you working to increase - or change your export business at all as you add more birds? Or is it kind of the same model just on a larger scale?

Lampkin Butts:    It's the same model on a larger scale. We always try to
                  maintain exports to actually a lower percentage of our business than in the industry. With chill



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                  packing Georgia and some fresh sales in the United States
                  we'll - it'll be more of the same mix I think.

(Christine McKracken): And then just on the chicken and eggs report breeder numbers have been up for the last couple months. So it's still on a (ruling) basis pretty low on terms of total growth. Do you think the USDA estimate for '06 seems to be on target? Do you think it's a little high? Can you comment on that?

Joe Sanderson:    Talking about the 3%?

(Christine McKracken): Yeah.

Joe Sanderson:    Three point three percent?

(Christine McKracken): Yeah.

Joe Sanderson:    Based on what we know now about new production coming online it seems reasonable today. There's got to be - we think most people are operating that capacity. And we think there's going to have to be some brick and mortar and construction done before there'll be some substantial increase in numbers.

(Christine McKracken): Good stuff. Thanks.

Joe Sanderson:    Thank you.

Man:              Thank you.

Operator:         And once again that's star 1 if you have any questions at this time. And Mr. Sanderson at this time no one else has signaled.
                  I'll turn the conference back to you for any additional remarks.


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

Joe Sanderson:    Good. Thank you for spending time with us this morning. We are pleased with our results to date. And look forward to continued progress in fiscal 2005. And we look forward to reporting to you our next quarter in August. Thank you.

Operator:         And that does conclude today's conference call. We thank you for your participation. You may disconnect at this time.



                                       END





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